STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 08:30 AM 06/23/1993
931745116 - 2201629

RESTATED CERTIFICATE OF INCORPORATION

OF

SITHE ENERGIES, INC.

The undersigned, William Kriegel and Steven D. Burton, certify that they are the President and Secretary, respectively, of SITHE ENERGIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and do hereby further certify as follows:

1. The name of the Corporation is SITHE ENERGIES, INC. (the "Corporation").

2. The Corporation was originally incorporated as S/EF Holdings, Inc., whose original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 10, 1989.

3. This Restated Certificate of Incorporation was duly adopted by unanimous stockholder written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL").

4. Upon the filing of this Restated Certificate of Incorporation of the Corporation, each share of Special Common Stock, par value $.10 per share, of the Corporation shall be cancelled and eliminated without any further action by the Corporation or any stockholder thereof.

5. The text of the Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety as follows:

FIRST: The name of the corporation (the "Corporation") is Sithe Energies, Inc.

SECOND: The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is 100,050,000 shares consisting of 100,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and 50,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

B. Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such distinctive designations, class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

FIFTH: A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-laws of the Corporation. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

B. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred

Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors, is expressly authorized to adopt, repeal, alter, amend or rescind the By-laws of the Corporation unless otherwise provided for therein. In addition, the By-laws of the Corporation may be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation.

SEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the GCL at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

EIGHTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors as an officer of the Corporation or as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the GCL or any other applicable laws as now or hereafter in effect. The right to indemnification conferred in this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding

in advance of its final disposition. Without limiting the generality or effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the right to indemnity permitted or authorized hereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

NINTH: To the full extent permitted by the GCL or any other applicable laws as now or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, SITHE ENERGIES, INC. has caused its corporation seal to be hereunto affixed and this Restated Certificate of Incorporation to be signed by William Kriegel, its President, and attested by Steven D. Burton, its Secretary, this 23rd day of June, 1993.

SITHE ENERGIES, INC.

By: ______________________
William Kriegel
President

ATTEST:

____
Steven D. Burton
Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 08:30 AM 12/18/2000
001631763 - 2201629

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SITHE ENERGIES, INC.

Sithe Energies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following Article TENTH:

"TENTH. A. In addition to any other vote required by law, the affirmative vote or consent of the holders of record of at least 66 2/3% of the combined voting power of all the outstanding Common Stock of the Corporation entitled to vote in respect thereof, voting together as a single class, shall be required to authorize:

(i) the voluntary liquidation, dissolution, consolidation or merger of the Corporation or any of its Subsidiaries (other than any merger of the Corporation (provided that the Corporation shall be the surviving corporation) or any of its Subsidiaries with any wholly owned Subsidiary of the Corporation);

(ii) any sale of assets (other than any sale of cash equivalents for cash) of the Corporation or any Subsidiary thereof having a fair market value in excess of $25.0 million;

(iii) any incurrence after the Effective Date by the Corporation or any Subsidiary thereof of Indebtedness in excess of $25.0 million per year in the aggregate (not including in said $25.0 million any Indebtedness to be incurred for the purpose of funding any equity or debt investment required to be made by the Corporation or any such Subsidiary after the Effective Date pursuant to agreements or written commitments in effect on the Effective Date), and the refinancing by the Corporation or any subsidiary thereof of any outstanding Indebtedness in excess of $75.0 million immediately prior to such refinancing; provided that the provisions of this clause (iii) shall not apply to any Indebtedness which is non-recourse to the Corporation; provided further that the provisions of this clause (iii) shall not apply to the refinancing of the outstanding Indebtedness under either the Senior Revolving Credit Agreement or the BECO Facility;

(iv) any issuance of Equity Securities by the Corporation or any Subsidiary thereof, other than (x) upon exercise of Outstanding Options and (y) pursuant

to an employee benefit plan in existence on the date hereof or employee benefit plan or agreement approved or not required to be approved pursuant to clause (ix)(1) below;

(v) any equity or debt investment by the Corporation or any Subsidiary in new projects or expansion of existing projects or pursuant to any change orders with respect to existing projects in excess of $25 million per project;

(vi) any transaction between the Corporation or any of its Subsidiaries, on the one hand, and any Affiliate of the Corporation (other than the Corporation and its Subsidiaries), on the other hand; provided that the foregoing restrictions shall not apply to (1) any transaction entered into in the ordinary course of business, which has a value of less than $500,000, (2) any transaction pursuant to employee incentive compensation plans or agreements in existence on December 18, 2000 or employee compensation plans or agreements approved or not required to be approved pursuant to clause (ix) below, (3) any transaction pursuant to senior management employment agreements and amendments thereto approved or not required to be approved pursuant to clause (ix) below, (4) any transaction of less than $25 million between the Corporation or any of its Affiliates and a project in which the Corporation has made an investment, and (5) any transaction between a Stockholder and the Corporation or any of its Subsidiaries which is permitted by the first sentence of Section 5.1 of the Amended and Restated Stockholders' Agreement, dated as of December 18, 2000, by and among the Corporation, William Kriegel, Vivendi Universal S.A., National Energy Development Corporation, Marubeni America Corporation, Marubeni MS Power, Inc., Exelon (Fossil) Holdings, Inc., and Barry Sullivan, as the same may be amended from time to time (the "Stockholders' Agreement");

(vii) the declaration or payment of any dividend or the making of any distributions on the capital stock of the Corporation or the redemption or repurchase of any shares of capital stock of the Corporation by the Corporation or any of its Subsidiaries (other than any such declaration or payment on, or redemption or repurchase of, capital stock required to be made by the terms of the instrument creating such capital stock or of the agreement pursuant to which such capital stock is issued); provided that each of the Vivendi Stockholder (and its Permitted Transferees), the Marubeni Stockholder (and its Permitted Transferees), the New Stockholder (and its Permitted Transferees) and the Management Stockholder (and his Permitted Transferees) shall cause its or his nominees on the Board annually to declare and pay, out of legally available funds, dividends of all cash in excess of the sum of (I) the cash requirements of the Corporation for the next eighteen (18) months, net of reasonably anticipated net cash receipts, as determined by the Board, and (II) ten million dollars; provided, further, that (A) the Vivendi Stockholder, the Marubeni Stockholder, the New Stockholder, the Management Stockholder and their respective Permitted Transferees may, by unanimous vote, elect to cause their respective nominees on the Board not to declare and pay, in whole or in part, the annual dividend that would otherwise be required to be paid pursuant to the first proviso of this clause (vii); and (B) no Stockholder nor its Permitted Transferees shall be obligated to cause its nominee or nominees on the Board to declare or pay any dividend, the declaration or payment of which would (x) be prohibited by or violate or result in a default under any agreement or instrument to which the Corporation

or any Subsidiary thereof is a party or by which it or such Subsidiary or their respective assets are bound or affected (provided that, after the Effective Date, the Corporation shall not, without the prior written approval of the applicable Stockholders and their Permitted Transferees pursuant to this Article TENTH (A), enter into any new agreement or agree to amend any existing agreement if such agreement or amendment would prohibit or restrict the payment of dividends by the Corporation, which prohibition or restriction is not contained by any agreement in effect as of the Effective Date and as of the date such agreement or amendment is entered into), (y) be prohibited by or violate any law, rule, regulation, decree, or order applicable to the Corporation or (z) conflict with any fiduciary or other duties of the members of the Board under applicable law; and provided, still further, that (A) the prior written approval of the Stockholders and their Permitted Transferees pursuant to this Article TENTH (A) shall not be required with respect to (1) any payments that may be made after the date of the Stock Purchase by the Corporation for the purchase of Outstanding Options (or any shares of Common Stock issued or issuable upon exercise thereof), or restricted stock awarded under the Stock Retention Plan, and (2) any purchase or redemption by the Corporation after the date of the Stock Purchase of shares of Common Stock issued after the date of the Stock Purchase under the Stock Retention Plan or any other stock option or similar plan of the Corporation (including any outstanding options thereunder for the purchase of such Common Stock), which such plan was adopted in accordance with the terms of this Agreement and which such purchase or redemption was made in accordance with and pursuant to the terms of such plan, (B) the prior written approval of any Stockholder and its Permitted Transferees that are selling shares of capital stock of the Corporation to the Corporation pursuant to Article IV of the Stockholders' Agreement shall not be required for such repurchase, and (C) prior to the second anniversary of the Closing Date, any repurchase or redemption that would result, directly or indirectly, in the New Stockholder owning 50% or more of the outstanding shares of Common Stock shall require the approval of the New Stockholder;

(viii) any amendment to the Corporation's certificate of incorporation or its bylaws other than to permit the issuance of any shares of Common Stock issuable upon the exercise of the Outstanding Options or other stock options granted in accordance with the terms of the Stockholders' Agreement;

(ix) (1) the adoption of any material employee benefit plan (including but not limited to any employee incentive compensation arrangement which may be adopted by the Board), other than any such plan that replaces any existing plan (including any plan of the Corporation in existence immediately prior to the Stock Purchase); provided that such replacement plan does not provide significantly increased benefits, or (2) any amendment to any material employee benefit plan in a manner that significantly increases the benefits thereunder or (3) the adoption of or amendment to any employment agreement (including any severance agreement) for senior management employees of the Corporation if such agreement or amendment provides significantly increased benefits or compensation as compared to those provided for employees of the Corporation in comparable positions as of the Effective Date; provided that in the case of clauses (2) and (3), without the consent of any Stockholder, changes in or amendments may be made (a) to such plans or agreements to the extent necessary to conform to changed laws or

regulations, (b) to the terms of the collective bargaining agreement or to add the cash balance pension benefit provisions to the Sithe Energies Group Pension Plan, effective January 1, 2000, or (c) in the case of employment agreements, to increase compensation in accordance with cost-of-living changes;

(x) any change in the Corporation's independent public accountants from those employed by it immediately prior to the Stock Purchase;

(xi) the adoption of the Corporation's annual budget for development expenditures (and amendments thereto) if aggregate expenditures thereunder (after giving effect to any such amendment) would exceed $15 million per annum, (subject to upward adjustment of such amount on an annual basis by an amount equal to two and one half percent (2 1/2 %) of the dollar amount in effect for the immediately preceding year);

(xii) any action which results in the loss of Qualifying Facility status under PURPA, or EWG or FUCO status under PUHCA for any project, subsidiary or affiliate of the Corporation that holds such status as of the effective date of the Stockholders' Agreement; and

(xiii) the sale of shares of Common Stock in the IPO.

Capitalized terms used without definition herein shall have the meanings ascribed to them in the Stockholders' Agreement.

B. Notwithstanding any provision of Article TENTH (A) to the contrary, no prior written approval of any stockholder shall be required (x) under clause (i), (ii), (iv) or (v) of Article TENTH (A) with respect to any Subsidiary of the Corporation if (a) the failure of such Subsidiary to take the proposed action under any such clause would violate or conflict with any agreement or commitment in effect on the Effective Date by which such Subsidiary or its assets are bound or (b) such Subsidiary is not a wholly owned Subsidiary of the Corporation and the Corporation does not have the power, directly or indirectly, to cause or prohibit the proposed action under any such clause; or (y) under any provision of Article TENTH (A) with respect to any matter required to be delegated to the Divestiture Committee pursuant to Section 2.1.1(f) of the Stockholders' Agreement."

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Sithe Energies, Inc. has caused this Certificate to be executed by its duly authorized officer, on this 18th day of December, 2000,

SITHE ENERGIES, INC.

By: ______________________
Name: Hoyn Park
Office: Secretary

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SITHE ENERGIES, INC.

Sithe Energies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the Article TENTH in its entirety.

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Sithe Energies, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 23rd day of April, 2004.

SITHE ENERGIES, INC.

By: ______________________
Name: Hyun Park
Title: SVP, General Counsel + Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:41 PM 04/23/2004
FILED 06:41 PM 04/23/2004
SRV 040299500 - 2201629 FILE